Exhibit 99.2

Twin Restaurant Holding, LLC

Consolidated Financial Statements

As of June 13, 2021 and December 27, 2020

Twin Restaurant Holding, LLC

Consolidated Financial Statements

As of June 13, 2021 and December 27, 2020

Consolidated Financial Statements

Unaudited Condensed Interim Consolidated Balance Sheets as of June 13, 2021 and December 27, 2020	5

Unaudited Condensed Interim Consolidated Statements of Operations for the twenty-four weeks ended June 13, 2021 and June 14, 2020	6

Unaudited Condensed Interim Consolidated Statements of Changes in Members’ Equity	7

Unaudited Condensed Interim Consolidated Statements of Cash Flows from December 27, 2020 through June 13, 2021 and December 29, 2019 through June 14, 2020	8

Notes to Unaudited Consolidated Financial Statements	10

3

Consolidated Financial Statements

4

Twin Restaurant Holding, LLC

Unaudited Condensed Interim Consolidated Balance Sheets

	June 13, 2021	December 27, 2020
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$18,458,139	$18,506,066
Restricted cash	5,000,000	-
Receivables	1,683,724	1,663,644
Inventory	1,296,168	947,588
Prepaids and other current assets	791,307	1,539,837

Total current assets	27,229,338	22,657,135

Notes Receivable	1,500,000	1,500,000
Property and Equipment - net	26,660,144	26,172,245
Deposits	589,913	562,349
Restricted cash - asset	9,493,059	9,493,059
Goodwill	2,633,876	2,633,876
Intangibles - net	88,675,434	89,806,034

Total Assets	$156,781,764	$152,824,698

Liabilities and Members’ Equity

Current Liabilities
Accounts payable	$6,081,589	$4,254,996
Accrued liabilities	9,360,801	6,838,356
Current portion of long-term debt	1,300,000	1,300,000
Current portion of PPP Loan	-	4,505,860
Deferred revenue	667,589	660,614
Deferred development and franchise fees - current	159,334	234,832

Total current liabilities	17,569,313	17,794,558

Long-term debt - net	63,871,640	64,392,231
PPP loan, net of current portion	-	7,724,330
Deferred development and franchise fees – non-current	2,440,745	2,290,053
Restricted cash liability	9,493,059	9,493,059
Interest rate swap liability	355,390	468,793

Total Liabilities	93,730,147	102,163,134

Commitments and Contingencies (Note 8)

Members’ Equity
Additional paid-in capital	69,867,510	69,867,510
Retained earnings (loss)	(6,815,893)	(19,205,946)

Total members’ equity	63,051,617	50,661,564

Total Liabilities and Members’ Equity	$156,781,764	$152,824,698

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

5

Twin Restaurant Holding, LLC

Unaudited Condensed Interim Consolidated Statements of Operations

	Twenty-four Weeks Ended June 13, 2021	Twenty-four Weeks Ended June 14, 2020
	(Unaudited)	(Unaudited)

Revenues
Restaurant net sales	$47,531,515	$29,427,647
Franchise and royalty fees	5,912,894	3,217,082
Marketing fees	2,964,851	1,490,688
Other revenue	360,295	876,986

Total revenues	56,769,555	35,012,403

Operating Expenses
Restaurant operating expenses	40,003,072	29,009,097
General and administrative expenses	4,831,538	4,063,969
Advertising expenses	3,325,146	2,367,674
Loss on disposal of assets	-	3,317,079
Pre-Opening expenses	-	66,940
Depreciation and amortization expense	3,788,213	3,985,950

Total operating expenses	51,947,969	42,810,709

Income (loss) from operations	4,821,586	(7,798,306)

Other Income (Expense)
Interest expense, net	(2,830,824)	(3,094,040)
Other income (expense)	10,399,291	(1,637,592)

Total other income (expenses)	7,568,467	(4,731,632)

Net income (loss)	$12,390,053	$(12,529,938)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

6

Twin Restaurant Holding, LLC

Unaudited Condensed Interim Consolidated Statements of Changes in Members’ Equity

	Parent Unit – Series A
	Preferred Units		Retained
	Shares	Amount	Earnings	Total

Balance – December 29, 2019	69,866	$69,867,510	$(8,931,166)	$60,936,344

Net Loss	-	-	(12,529,938)	(12,529,938)

Balance – June 14, 2020	69,866	$69,867,510	$(21,461,104)	$48,406,406

	Parent Unit – Series A
	Preferred Units		Retained
	Shares	Amount	Earnings	Total
Balance – December 27, 2020	69,866	$69,867,510	$(19,205,946)	$50,661,564

Net Income	-	-	12,390,053	12,390,053

Balance – June 13, 2021	69,866	$69,867,510	$(6,815,893)	$63,051,617

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

7

Twin Restaurant Holding, LLC

Unaudited Condensed Interim Consolidated Statements of Cash Flows

	Twenty-four Weeks Ended June 13, 2021 (Unaudited)	Twenty-four Weeks Ended June 14, 2020 (Unaudited)

Cash Flows from Operating Activities
Net Income (loss)	$12,390,053	$(12,529,938)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	3,788,213	3,985,950
PPP Loans Forgiven	(12,173,690)	-
Amortization of deferred financing costs	129,409	208,110
Loss (gain) on interest rate swap	(113,405)	415,265
Loss on disposal of assets	-	3,317,079
Changes in operating assets and liabilities:
Receivables	(20,080)	84,051
Inventory	(348,580)	211,935
Prepaids and other current assets	748,530	734,451
Deposits	(27,563)	12,110
Accounts payable	1,639,982	(500,820)
Accrued expenses	2,819,227	(2,150,775)
Deferred revenue	6,975	54,622
Deferred development and franchise fees	75,184	(100,337)
Deferred rent and tenant allowance	(166,360)	194,298

Net cash provided by (used in) operating activities	8,747,894	(6,063,999)

Cash Flows from Investing Activities

Proceeds on sale of property	-	4,132,952
Purchase of property and equipment	(3,145,824)	(2,006,084)

Net cash provided by (used in) investing activities	(3,145,824)	2,126,868

Cash Flows from Financing Activities
Proceeds on PPP Loans	-	12,867,043
Proceeds on Revolving Loans	-	12,000,000
Payments on Revolving Loans	-	-
Proceeds on long-term borrowings	-	3,500,000
Payments on long-term borrowings	(650,000)	(650,000)

Net cash provided by (used in) financing activities	(650,000)	29,017,043

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Twin Restaurant Holding, LLC

Unaudited Condensed Interim Consolidated Statements of Cash Flows (continued)

	Twenty-four Weeks Ended June 13, 2021 (Unaudited)	Twenty-four Weeks Ended June 14, 2020 (Unaudited)

Net change in cash, cash equivalents and restricted cash	4,952,070	25,079,912

Cash, cash equivalents and restricted cash, beginning of year	18,506,066	9,931,577

Cash, cash equivalents and restricted cash, end of period	$23,458,136	$35,011,489

Supplemental disclosure
Cash paid for interest	$3,017,159	$3,770,186
Non-Cash Financing Transactions
PPP loans forgiven	$12,173,690

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

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Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

1. Business

Twin Restaurant Holding, LLC (“TRH”, the “Company”, “we”), a Delaware limited liability company, is principally engaged in the ownership, operation, development, and franchising of the Twin Peaks Restaurant brands. As of June 13, 2021 and December 27, 2020, the Company operated 26 company-operated locations in Arkansas, Colorado, Illinois, Nevada, New Mexico and Texas, and franchised 54 and 53 restaurants, respectively located in Alabama, Arkansas, Arizona, California, Florida, Georgia, Idaho, Indiana, Kansas, Louisiana, Michigan, Mississippi, Missouri, North Carolina, Oklahoma, Ohio, South Carolina, Tennessee, Texas, Washington, Mexico.

On March 29, 2019, Garnett Station Partners, LLC, and associated affiliates and co-investors, formed Twin Restaurant Holding, LLC which, through other wholly owned subsidiaries acquired 100% of the shares of the Company (the 2019 Acquisition).

On October 1, 2021, the Company completed the acquisition of Twin Peaks Buyer LLC (“Twin Peaks”) for a total purchase price of $300.0 million, comprised of $222.1 million in net cash, a note payable in the amount of $10.4 million and 2,847,393 shares of the Company’s Series B Cumulative Preferred Stock (the “Twin Peaks Acquisition”).

COVID-19

Beginning in January 2020, there has been an outbreak of the Coronavirus Disease 2019 (“COVID-19” or “virus”), which has been declared a “pandemic” by the World Health Organization. As of the date of these financial statements, substantially all locations are no longer subject to reduced store hours or capacity limits. The length and severity of the COVID-19 pandemic, along with the financial impact from COVID-19 on the Company, if any, cannot be reasonably estimated at this time. The extent to which the COVID-19 will impact the Company’s financial condition, results of operations and liquidity will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the virus or treat its impact, among others.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company applied for and received approximately $12.9 million for the SBA Paycheck Protection Program on April 22, 2020. See Note 7 – Note Payable for details surrounding PPP loans.

2. Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, these Unaudited Condensed Interim Consolidated financial statements contain all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position at June 13, 2021, the results of operations for the twenty-four weeks ended June 13, 2021 and June 14, 2020, and cash flows for the twenty-four weeks ended June 13, 2021 and June 14, 2020. The results for the twenty-four weeks ended June 13, 2021 are not necessarily indicative of the results to be expected for the full year or any other interim period. These statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 27, 2020

The unaudited condensed interim consolidated financial statements of Twin Restaurant Holding, LLC includes the accounts of Twin Restaurant Holding, LLC and its subsidiaries. Significant inter-company transactions and balances are eliminated in the consolidated financial statements.

Fiscal Year

The Company’s fiscal year is based on a 52 - 53 week reporting period, which ends each year on the last Sunday of December. The fiscal year ended December 27, 2020 consisted of 52 weeks. The Company’s fiscal second quarter ended June 13, 2021 and June 14, 2020, respectively both consisting of 24 weeks each.

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Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

Use of Estimates and Assumptions

The preparation of unaudited condensed interim consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed interim consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 – This level consists of unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 – This level consists of unadjusted quoted prices other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – This level consists of unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, restricted cash, trade receivables, other receivables, prepaid expenses, accounts payable and accrued expenses and deferred revenue approximate their respective fair value based on the short-term nature of these instruments.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, and accounts payable. The carrying amounts of cash and cash equivalents, and accounts payable, approximate their fair values because of the short-term maturities or expected settlement dates of these instruments.

The Company follows the provisions of ASC 820 for fair value measurements. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

In addition to the $65,000,000 variable rate loan with Comvest Capital, the Company entered into an interest rate agreement with Regions Bank, effective August 2, 2019, fixing the interest rate at 1.9%. This interest rate protection product, commonly called a swap, provides the Company with the assurance of a floating interest rate of 2.229750% during the term of the bank loan. This swap agreement is re-measured to fair value each reporting period to provide a current value of the interest rate protection product as if the loan were to be repaid at that point in time.

As of June 13, 2021 and December 27, 2020, the Company had a liability of $355,387 and $468,793 related to this agreement. This liability was classified as a level 2 fair value measurement as all significant inputs are based on quoted market prices of investments that are not actively traded and for which certain significant inputs are observable, either directly or indirectly, such as benchmark interest rates and yield curves and/or securities indices.

There were no investment assets or liabilities classified within level 1 or 3 at or during the twenty-four weeks ended June 13, 2021 and year ended December 27, 2020.

Cash and Cash Equivalents

The Company considers all investments in highly liquid instruments, purchased with maturity of three months or less, to be cash equivalents. The Company maintains cash deposits with federally insured financial institutions that may at times exceed federally insured limits. The Company has not incurred any losses from such accounts, and management considers the risk to be minimal. At December 27, 2020 and July 13, 2021, the Company had no cash equivalents.

Restricted Cash

In conjunction with the self-insurance related letter of credit, the Company maintains a $5,000,000 cash collateral account. See note 7 – Note Payable.

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Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

In conjunction with the acquisition, the Company made a Specified Matters Payment, as per the 2019 Acquistion the purchase agreement, of $10,000,000 to cover insurance retentions/deductibles on open claims at the acquisition date, see Note 8. This payment is held in a Regions bank account held by purchaser and is disbursed based on the examination of legal liabilities that meet the intended criteria of the designated account. In relation to the Restricted Cash, a Restricted Liability has been created to in the same amount to represent future potential outflows.

Accounts Receivable

Accounts receivable consists primarily of Franchise royalties and are analyzed for collectability periodically by management and are carried at net realizable value. The Company continuously evaluates the creditworthiness of its customers’ financial condition and generally does not require collateral. An allowance for doubtful accounts is estimated by management and is adjusted for those trade accounts receivable for which collection is uncertain. Accounts receivables are written-off when deemed uncollectible. At June 13, 2021 and December 27, 2020 there was no allowance for doubtful accounts.

Inventories

Inventories consist primarily of food and drink products, which are valued at the lower of cost, determined principally on the first-in, first-out method “FIFO”, or net realizable value.

Investment in Joint Venture (JV)

Investment in JV is accounted for under the Equity Method per ASC 323 Investments – Equity Method and Joint Ventures (ASC 323) which provides guidance on the criteria for determining whether you have an investment that qualifies for the equity method of accounting and how to account for the investment under US GAAP. Equity method investments are recorded as assets on the balance sheet at their initial cost and adjusted each reporting period by the investor through the income statement. As of June 13, 2021 and December 27, 2020, Investment in JV consisted of a secured convertible promissory note and is considered immaterial to these financial statements.

Leases

The Company reviews all leases for capital or operating classification at their inception. Within the provisions of certain leases, there are rent holidays and escalations in payments over the base lease term, as well as renewal periods. The effects of the holidays and escalations have been reflected in rent expense on a straight-line basis over the expected lease term. Differences between amounts paid and amounts expensed are recorded as deferred rent. The lease term commences on the date when the Company has the right to control the use of the leased property. Certain leases also include contingent rent provisions based on sales levels, which are accrued at the point in time the Company determines that it is probable such sales levels will be achieved.

Tenant improvement allowance incentives may be available to partially offset the cost of developing and opening the related restaurants, pursuant to agreed-upon terms in the lease. Tenant improvement allowances can take the form of cash payments upon the opening of the related restaurants, full or partial credits against minimum or percentage rents otherwise payable by the Company or a combination thereof. All tenant improvement allowances received by the Company are recorded as a deferred lease incentive and amortized over the term of the lease.

12

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation on equipment is provided in amounts sufficient to relate the cost of the assets to operations over their estimated service lives as follows:

Leasehold improvements	15 years or lease terms
Furniture and equipment	3 years
Restaurant equipment	5 years
Office equipment	3 years

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend the useful lives of the existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in the consolidated statement of operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its’ carrying value.

If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company tests goodwill for impairment on an annual basis, or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount (a triggering event). Upon the occurrence of a triggering event, a quantitative test is necessary, and the Company would perform a one-step impairment test comparing the fair value of the entity with its carrying value. The excess carrying value over fair value, if any, would represent the impairment loss.

In testing goodwill for impairment, Management has the option first to perform a qualitative assessment to determine whether it is more-likely-than-not that goodwill is impaired, or the reporting unit can bypass the qualitative assessment and proceed directly to the quantitative test by comparing the carrying amount, including goodwill, of the entity with its fair value. Management did not note any triggering events as of June 13, 2021 and December 27, 2020 and determined that no impairment has occurred. The goodwill impairment loss, if any, is the amount by which the carrying amount of an entity, including goodwill, exceeds its fair value. Any subsequent increase in goodwill value is not recognized. Goodwill is deemed to be impaired if the carrying amount of goodwill exceeds its fair value.

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Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

Intangible Assets

Trademarks represent the value of expected future royalty income associated with the ownership of the Company’s brand. Other non-amortizable intangible assets consist of the liquor licenses. Trademarks and the liquor licenses acquired at acquisition are not amortized. Instead, they are tested for impairment annually or upon a triggering event unless it is subsequently determined that the intangible asset has a finite useful life. At each reporting period, trademarks and other non-amortizable intangible assets are assessed to determine if any changes in facts or circumstances require a re-evaluation of the estimated value. Impairment tests for trademarks include comparing the fair value of the respective reporting unit with its carrying value. The Company uses a methodology in conducting these impairment assessments, which includes cash flow analyses that the Company believes are consistent with the assumptions hypothetical marketplace participants would use. Where applicable, an appropriate discount rate is used that is commensurate with the risk inherent in the projected cash flows.

Other intangible assets are amortized over their respective estimated useful lives to their estimated residual values and periodically reviewed for impairment should indicators of possible impairment arise. Amortizable intangible assets consist of favorable leases and franchise agreements, which are amortized on a straight-line basis over six and twenty-one years; respectively, which is representative of the economic benefits the Company expects to receive from the respective agreements.

Management’s annual impairment test for indefinite lived intangibles is performed annually in the third quarter, and Management has determined that no impairment occurred. In addition, whenever events or changes in circumstances indicate that the carrying amount for an asset may not be recoverable, the Company evaluates, for impairment, the carrying value of acquired definite lived intangible assets by comparing the carrying value to the anticipated future undiscounted cash flows expected to be generated from the use of the intangible assets. If the carrying amount is not recoverable, a loss is recorded in the amount the carrying value exceeds the fair market value of the assets.

Impairment of Long-Lived Assets

Long-lived assets, goodwill, and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if an impairment is indicated by its carrying value not being recoverable through undiscounted cash flows. Impairment is recognized for the difference between the carrying amount and the fair value of the asset, generally estimated using discounted cash flows. There was no impairment recorded for the fiscal periods ended June 13, 2021 and December 27, 2020.

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Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

Insurance

We self-insure a significant portion of expected losses under its general liability programs. Accrued liabilities have been recorded based on estimates of the ultimate costs to settle incurred claims, both reported and not yet reported. These recorded estimated liabilities, which are included in Other accruals line item in Note 5 – Accrued Liabilities, are based upon the aggregate of the expected liability for reported claims and the estimated liability for claims incurred but not reported, based on historical claims experience adjusted as necessary based upon management’s reasoned judgment.

Pre-opening Costs

Pre-opening costs include costs associated with the opening and organizing of new stores or conversion of existing stores, including the cost of feasibility studies, pre-opening rent, training, recruiting, and traveling for employees engaged in such pre-opening activities. All such costs are expensed as incurred.

Sales Tax

Sales taxes collected from guests are excluded from revenues. The obligation is included in accrued liabilities until the taxes are remitted to the appropriate taxing authorities.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $3,325,146 and $2,367,674 for the twenty-four weeks ended June 13, 2021 and June 14, 2020.

Revenue Recognition

Adoption of New Accounting Standard

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The standards update outlines a single comprehensive model for an entity to utilize to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods and services. The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in US GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company elected to apply the modified retrospective method of adoption to those contracts which were entered into subsequent to the Date of Acquisition and not completed as of that day.

15

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

Revenue Recognition Policy

The Company derives its revenues from area development, franchise, royalty and marketing fees from each franchise partner. The Company accounts for revenue from contracts with customers through the following steps:

●	Identification of the contract with a customer
●	Identification of the performance obligations in the contract
●	Determination of the transaction price
●	Allocation of the transaction price to the performance obligations in the contract
●	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company has entered into area development agreements with its franchise partners whereby they will open varying numbers of Twin Peaks restaurants within a designated geographic area over the next one to eight years following their respective agreement dates. Area development fees required to be paid are upfront, non-refundable fees which serve as a prepayment for all or a portion of the initial franchise fee for each location to be opened under the area development agreement. The area development fees are recognized ratably over the term of the related franchise agreement beginning at the opening date of the franchise location. Additionally, the Company receives upfront, non-refundable initial franchise fees (when not fully satisfied by the fee paid under the area development agreement) that are recognized ratably over the term of the related franchise agreement beginning at the opening date of the franchise location.

The Company receives variable sales-based royalty fees from the franchisee at the rate of 5% of gross sales, payable on a weekly basis. Royalty fees are recognized in the period in which the related sales occur.

The Company receives variable sales-based marketing fees from the franchisee at the rate of 2.5% of gross sales, payable on a weekly basis. Marketing fees are recognized in the period in which the related sales occur.

The Company receives rebate income from purchases from vendors which is recorded in other revenue. Rebate income is recognized as purchases are made by franchise owners from vendors and rebates are earned.

The Company’s agreements generally do not include any significant financing components.

Performance Obligations

The Company typically satisfies its performance obligations as the franchise partner utilizes the franchise right and as services are rendered each month. Substantially all of the Company’s revenue is satisfied over time.

Royalty and marketing fees are recognized over time using the “sales-based royalty” exception, which states that revenue will be recognized at the later of when the subsequent sales occur or when the satisfaction or partial satisfaction of the performance obligation to which the royalty relates occurs.

The aggregate amount of transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) for executed agreements includes deferred revenue yet to be recognized from area development and initial franchise fees. The Company recognized $150 and $100 thousand in revenue for the twenty-four weeks ending June 13, 2021 and June 14, 2020, respectively. As of June 13, 2021 and December 27, 2020, the Company’s remaining performance obligations approximated $2.3 million and $2.5 million, of which approximately 6% will be recognized over the next twelve months and the remaining 94% thereafter.

In this balance, the Company does not include the value of unsatisfied performance obligations related to those agreements for which it recognizes revenue at the amount for which it has the right to invoice for services performed. Additionally, this balance does not include revenue related to performance obligations that are part of an agreement with an original expected duration of one year or less. Lastly, this balance does not include variable consideration recognized using the sales-based royalty exception.

16

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

As part of the adoption of Topic 606, the Company has elected the following practical expedients provided for in the standard.

1)	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.
2)	The portfolio approach has been elected by the Company as it expects any effects of adoption would not be materially different in application at the portfolio level compared with the application at an individual agreement level.
3)	The Company has elected the “right to invoice” expedient which states that for performance obligations satisfied over time, if an entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the entity may recognize revenue in the amount to which the entity has a right to invoice.
4)	The Company has elected not to disclose information about its remaining performance obligations for any agreement that has an original expected duration of one year or less.
5)	The Company has elected not to disclose information about its remaining performance obligations for variable consideration that is a sales-based royalty promised in exchange for a license of intellectual property.
6)	The Company has elected to disclose rebates in the “Other Revenue” line. Rebates are based on volume purchases with the specified vendors.

The Company records food and beverage revenues from company-owned stores upon sale to the customer. Neither the type of service sold, nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

The Company records a liability in the period in which a gift card is sold. As gift cards are redeemed, the liability is reduced. When gift cards are redeemed at a franchisee-operated restaurant, the revenue and related administrative costs are recognized by the franchisee. The Company recognizes revenue and related administrative costs when gift cards are redeemed at Company-operated restaurants. The gift card breakage approximates 20% and has been immaterial to date.

The company does not currently incur direct incremental costs to obtain new Franchise Agreements.

Deferred Development and Franchise Fees

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of accounting within the contract. The transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied by transferring the promised good or service to the customer. The Company identifies performance obligations at contract inception so that it can monitor and account for the obligations over the life of the contract. Remaining performance obligations represent the portion of the transaction price in a contract allocated to products and services not yet transferred to the customer. As of June 13, 2021, and December 27, 2020 the aggregate amount of the contractual transaction prices allocated to remaining performance obligations was approximately $2.6 and $2.5 million.

17

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

The Company expects to recognize revenue for its remaining performance obligations as of June 13, 2021 and December 27, 2020 in future periods as follows:

	June 13, 2021	December 27, 2020
Within one year	$159,334	$159,334
Between one and three years	478,002	478,002
Thereafter	1,962,743	1,887,559

Total Value of Remaining Performance Obligations	$2,600,079	$2,524,895

Income Taxes

The Company is a limited liability company and is not required to pay federal income tax. Accordingly, no federal income tax expense has been recorded in the unaudited condensed interim consolidated financial statements. The Company’s federal taxable income or loss has been included in the member’s respective income tax return. The Company is subject to state income taxes as applicable.

The Company applies FASB ASC 740-10 - Income Taxes in establishing standards for accounting for uncertain tax positions. The Company evaluates uncertain tax positions with the presumption of audit detection and applies a “more likely than not” standard to evaluate the recognition of tax benefits or provisions. ASC 740-10 applies a two-step process to determine the amount of tax benefits or provisions to record in the financial statements. First, the Company determines whether any amount may be recognized and then determines how much of a tax benefit or provision should be recognized. As of June 13, 2021 and December 27, 2020, the Company has no uncertain tax positions.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update ASU 2017-04, Intangibles – Goodwill and Other, which simplifies the test for goodwill impairment by removing the second step of the two-step impairment test. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The same one-step impairment test will be applied to goodwill at all reporting units, even those with zero or negative carrying amounts. Entities will be required to disclose the amount of goodwill at reporting units with zero or negative carrying amounts. For nonpublic entities, the standard is effective for annual periods beginning after December 15, 2022 with early application permitted for tests performed after January 1, 2017. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

18

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2018-19”), which clarifies that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments. In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), which clarifies the treatment of certain credit losses. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”), which provides an option to irrevocably elect to measure certain individual financial assets at fair value instead of amortized cost. In November 2019, the FASB issued ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2019-11”), which provides guidance around how to report expected recoveries. ASU 2016-13, ASU 2018-19, ASU 2019-04, ASU 2019-05 and ASU 2019-11 (collectively, “ASC 326”) are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition. The standard requires lessors to classify leases as either sales-type, finance or operating. A sales-type lease occurs if the lessor transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing lease. If the lessor does not convey risks and rewards or control, an operating lease results. In November 2019, the FASB issued ASU 2019-10, deferring the effective date of this standards update to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU 2020-05, which permitted private entities that have not yet issued their financial statements or made financial statements available for issuance as of June 3, 2020 to adopt Topic 842 for annual reporting periods beginning after December 15, 2021, and for interim reporting periods within annual reporting periods beginning after December 15, 2022. The Company is currently assessing the impact adoption of this standard will have on its Consolidated Financial Statements.

3. Property and Equipment

Property and equipment consists of the following at June 13, 2021 and December 27, 2020:

	June 13, 2021	December 27, 2020

Land	$1,584,020	$-
Leasehold improvements	25,768,428	25,761,938
Furniture and equipment	8,824,636	8,683,524
Construction in progress	4,287,579	2,641,967

	40,233,253	37,087,429

Accumulated depreciation	(13,573,108)	(10,915,184)

	$26,660,144	$26,172,245

Depreciation expense for property and equipment for the twenty-four weeks ended June 13, 2021 and June 14, 2020 was $2,657,613 and $2,884,933.

4. Sale Leaseback Transactions

During fiscal 2020, the Company executed a sale leaseback of one property for proceeds of $4,132,951. The company recognized a loss on the sale of $36,310. The lease term is 20 years and the annual base rent is $250,000.

19

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

5. Accrued Liabilities

Accrued liabilities consist of the following at June 13, 2021 and December 27, 2020:

	June 13, 2021	December 27, 2020

Payroll	$2,197,279	$1,238,475
Sales and use tax	2,081,408	1,741,120
Real and personal property taxes	661,527	1,168,169
Marketing Fund Accrual	2,967,669	1,065,696
Other accruals	1,452,919	1,624,896

	$9,360,801	$6,838,356

6. Intangible Assets

Intangible assets at June 13, 2021 and December 27, 2020, consist of the following:

June 13, 2021

In thousands	Useful Life	Gross Amount	Accumulated Amortization	Net Amount
Franchise Relationships	21 years	$22,000	$2,336	$19,663
Favorable Leases	6 years	7,765	3,128	4,637
Total definite-lived intangibles		$29,765	$5,466	$24,300

In thousands	Useful Life	Gross Amount	Accumulated Impairment	Net Amount
Trademarks	Indefinite	$64,000	$-	$64,000
Liquor Licenses	Indefinite	375	-	375
Total indefinite-lived intangibles		$64,375	$-	$64,375

December 27, 2020

In thousands	Useful Life	Gross Amount	Accumulated Amortization	Net Amount
Franchise Relationships	21 years	$22,000	$1,853	$20,147
Favorable Leases	6 years	7,765	2,480	5,285
Total definite-lived intangibles		$29,765	$4,333	$25,432

In thousands	Useful Life	Gross Amount	Accumulated Impairment	Net Amount
Trademarks	Indefinite	$64,000	$-	$64,000
Liquor Licenses	Indefinite	375	-	375
Total indefinite-lived intangibles		$64,375	$-	$64,375

Amortization expense was $1,130,600 and $1,101,017 for the 24 weeks ended June 13, 2021 and June 14, 2020. Estimated amortization expense for the subsequent five years is as follows:

Years ending December 2x,

Remaining 2021	$1,320
2022	2,450
2023	2,450
2024	2,124
2025	1,048
Therafter	14,908
$24,300

20

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

7. Notes Payable

At the Date of Acquisition, the Company paid off its existing debt agreements and entered into a new debt facility (the “Credit Agreement”) to facilitate the acquisition. As of December 29, 2019 the Credit Agreement provide for, among other things, (a) a term loan with a commitment of $64,350,000 (Term Loan), (b) a revolver of $12,000,000 (Revolver), and (c) development line of credit (DLOC) of $23,000,000, all of which are due March 29, 2024.

On March 10, 2020, the Company borrowed from the DLOC in the amount of $3,500,000 consisting of LIBOR loans with an interest period of six months. The Company received the borrowing on March 13, 2020. On March 16, 2020, the Company borrowed from the revolver in the amount of $12,000,000 consisting of LIBOR loans with an interest period of six months. The Company received the borrowing on March 19,2020.

On October 8, 2020 the Company Amended the Credit Agreement to obtain a waiver of debt covenants that were unable to be maintained due to the impact of Covid-19 on operations. The amendment adjusted the leverage to EBITDA ratios, increased the interest rate, and reduced the DLOC capacity to $12,000,000. At the execution of the Amendment the Company repaid the $12,000,000 outstanding on the Revolver.

As of June 13, 2021 and December 27, 2020 the DLOC Commitment of $3,500,000 and the term loan of $62,400,000 and $63,050,000 were outstanding, respectively.

Interest on all borrowings under the Credit Agreement is paid monthly . The Credit Agreement bears interest at LIBOR plus 7.5% (amended from 5.75%, and will reduce in accordance with meeting certain leverage ratios back to 5.75%) with a LIBOR floor of 1.25%. The term loan requires quarterly principal payments of $325,000. The DLOC draw period ends on October 15, 2021 and payments commence on January 1, 2022. The revolver has no required payments.

The Credit Agreement is secured by substantially all assets of the Company and its subsidiaries. The agreement requires, among other things, maintenance by the Company of minimum levels of leverage to EBITDA ratio. As of June 13, 2021 and December 27, 2020, the Company was in compliance with all covenants.

In conjunction with the Credit Agreement borrowings, $1,327,500 in transaction fees were capitalized as deferred financing costs, to be amortized over the term of the debt agreement using the effective interest method.

	June 13, 2021	December 27, 2020

Term Note,	$62,400,000	$63,050,000
DLOC, 1% Amortization beginning 2022	3,500,000	-
Deferred financing fees – net	(728,360)	(857,769)

Total debt	65,171,640	65,692,231

Less: current portion of long-term debt	(1,300,000)	(1,300,000)

Long-Term Debt	$63,871,640	$64,392,231

21

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

As of December 27, 2020, future principal payment obligations on notes payable are as follows:

For the fiscal year ending

Remaining 2021	$650,000
2022	1,440,000
2023	1,370,000
2024	62,440,000

$65,900,000

In April of 2021, the Company obtained a $5,000,000 letter of credit from a nationally recognized bank as part the Company’s general liability self-insurance retention. In conjunction with the letter of credit, the Company maintains a $5,000,000 cash collateral account with the issuing bank which is included in cash on the balance sheet as of June 13, 2021.

Paycheck Protection Program

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also appropriated funds for the SBA Paycheck Protection Program (PPP) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

The Company applied for and received approximately $12.9 million for the SBA Paycheck Protection Program on April 22, 2020. Prior to December 27, 2020 the Company applied for forgiveness of $12.2 million of the loan and repaid $0.7 million of the loan related to a location that was permanently closed post-Covid and therefore not eligible for forgiveness. The PPP loan carries an interest rate of 1.00%. The Company accrued interest of $84,877 in fiscal year 2020 but no interest payments were required in fiscal year 2020. The PPP loan has a two-year repayment schedule for any unforgiven amounts, no principal payments were required in fiscal year 2020.

The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on adherence to the forgiveness criteria. The PPP loan is subject to any new guidance and new requirements released by the Department of the Treasury who has indicated that all companies that have received funds in excess of $2.0 million will be subject to a government (SBA) audit to further ensure PPP loans are limited to eligible borrowers in need. See subsequent events footnote for more. During the quarter ended June 13, 2021, all remaining PPP loans totaling $12.2m were forgiven. The Company recorded the derecognition of this liability as of the forgiveness dates. A corresponding gain on PPP loan forgiveness has been recorded in the Consolidated Statement of Operations recorded in Other income.

22

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

8. Commitment and Contingencies

Operating leases

The Company leases various restaurant locations, which generally have renewal clauses of 5 to 20 years exercisable at the Company’s option, under non-cancelable operating leases expiring in June 2030.

The Company’s restaurant leases generally provide for fixed rental payments plus real estate taxes, insurance and other expenses. In addition, several of the Company’s leases provide for contingent rental payments between 2% and 6% of the restaurant’s gross sales once certain thresholds are met.

Future minimum lease payments under non-cancelable operating leases as of June 13, 2021 are as follows:

For the fiscal year ending

Remaining 2021	$2,667,490
2022	4,886,942
2023	4,448,801
2024	3,537,463
2025	3,322,366
Thereafter	16,553,049

$35,416,110

Rent expense for the twenty-four weeks ending June 13, 2021 and June 14, 2020, respectively was $2,400,117 and $3,409,727. The Company includes rent expense associated with the construction period of its restaurants in restaurant pre-opening costs in the accompanying statements of operations.

Contingencies

The Company may be a party to routine claims brought against it in the ordinary course of business. The Company estimates whether such liabilities are probable to occur and whether reasonable estimates can be made and accrues liabilities when both conditions are met.

23

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

During the fiscal year ended December 29, 2019, charges of discrimination were filed with the United States Equal Employment Opportunity Commission through the Chicago District Office, which were pending as of December 27, 2020. The majority of the charges of discrimination claim discrimination based on retaliation and sex, additionally, some claim discrimination based on race, age, disability and/or color. The Company settled with the claimants subsequent to the date of these financial statements. The settlement was fully funded by Restricted Cash on the balance sheet.

The accompanying unaudited condensed interim consolidated financial statements include a Restricted Cash asset and a Restricted Cash liability accrual for $9.5 million related to pending lawsuits. The remaining corresponding restricted cash balance is payable by the Company to the sellers at the later of March 29, 2022 or the date on which no action relating to any Specified Matter as per the 2019 Acquistionis pending and no other action relating to any Specified Matter has been asserted or threatened.

9. Related Party Transactions

At the acquisition date the Company contracted in separate transition service agreements with the former owner in which $5,000 is received per period or $65,000 and $50,000 for Fiscal Year 2020 and 2019 for certain accounting and legal services. The Company also contracted with the former owner for certain transportation costs in the amount of $0 and $23,000 per period or $293,000 and $230,000 for Fiscal Year’s 2021, 2020 and 2019, respectively. The agreements are for a period of from one to five years and are cancellable with 90 days notice. The agreement was canceled in Fiscal Year 2020.

The Company had related party payables of $270 thousand and $247 thousand at June 13, 2021 and December 27, 2020, respectively. These balances consist primarily of amounts due to Front Burner Restaurants, LP, for transaction services agreements and intercompany payables.

Certain franchise restaurant locations have investors that include key employees of the Company and follow the standard franchise agreement.

24

Twin Restaurant Holding, LLC

Notes to Unaudited Condensed Interim Consolidated Financial Statements

11. Employee Benefit Plan

The Company has a 401(k)-defined contribution plan (“the Plan”). Participation in the Plan is available to all employees meeting certain eligibility requirements. The Plan allows employees to contribute the maximum amount allowable under IRS regulations. The Company made matching contributions to the Plan totaling $57,631 and $44,502 during the twenty-four weeks ending June 13, 2021 and June 14, 2020, respectively.

12. Subsequent Events

On October 1, 2021, FAT Brands, Inc. completed its previously announced acquisition from Twin Peaks Holdings, LLC (the “Seller”) of Twin Peaks and its subsidiaries, which franchise and operate a chain of sports lodge restaurants. FAT Brands Inc. acquired Twin Peaks Holdings, LLC. and its direct and indirect subsidiaries including Twin Restaurant Holding, LLC. FAT Brands Inc. completed the issuance and sale in a private offering through its special purpose, wholly-owned subsidiary, FAT Brands Twin Peaks I, LLC (the “Issuer”), of an aggregate principal amount of $250,000,000 of Series 2021-1 Fixed Rate Secured Notes (the “Notes”). The net proceeds from the sale of the Notes were used by the Company to finance the cash portion of the purchase price for the acquisition of Twin Peaks Buyer, LLC and its direct and indirect subsidiaries (collectively, “Twin Peaks”) in the transaction. Immediately following the closing of the acquisition, the Company contributed to the Issuer 100% of its ownership interest in Twin Peaks Buyer, LLC, including all of its subsidiaries and operations, pursuant to a Contribution Agreement dated October 1, 2021.

The purchase price for the acquisition was 300,000,000, paid for by the Company in the form of $222,1,500,000 in cash, $10,350,000 Note Payable and 2,847,393 shares of the Company’s Series B Cumulative Preferred Stock (the “Preferred Stock Consideration”). The Company agreed to register for resale the Preferred Stock Consideration and maintain the effectiveness of such registration for up to six years. The Seller has agreed to a lock-up period following the Closing with respect to the Preferred Stock Consideration, during which time the Seller may not offer, sell or transfer any interest in such shares. The lock-up provisions restrict sales until March 31, 2022 for 1,793,858 shares (the “Initial Put/Call Shares”) and September 30, 2022 for the remaining 1,053,535 shares (the “Secondary Put/Call Shares”), subject to certain exceptions set forth in the Put/Call Agreement (as defined below).

On the Closing Date, the Company and the Seller entered into a Put/Call Agreement (the “Put/Call Agreement”) pursuant to which the Company was granted the right to call from the Seller, and the Seller was granted the right to put to the Company, the Initial Put/Call Shares at any time until March 31, 2022 for a cash payment of $42,500,000, and the Secondary Put/Call Shares at any time until September 30, 2022 for a cash payment of $25,000,000, plus any accrued but unpaid dividends on such shares. If the Company does not deliver the applicable cash proceeds to the Seller when due, the amounts then due will accrue interest at the rate of 10.0% per annum.

Management has evaluated subsequent events through October 15, 2021, the date the Unaudited Condensed Interim Consolidated Financial Statements were available for issuance and other than as described in Notes 1, 2, 4 and 6, there have been no material events impacting the Company.

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